UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

MaxCyte, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
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☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

MAXCYTE, INC.
9713 Key West Avenue, Suite 400
Rockville, Maryland 20850
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 17, 2026
Dear Stockholder:
You are cordially invited to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of MAXCYTE, INC., a Delaware corporation (the “Company,” “we,” “us,” or “our,” as the context requires). The Annual Meeting will be held on Wednesday, June 17, 2026 at 11:00 a.m. Eastern Time at the Company’s principal executive offices at 9713 Key West Avenue, Suite 400, Rockville, Maryland 20850. The Annual Meeting will be held for the following purposes:
1.	To elect the Board’s three nominees as identified in the accompanying Proxy Statement as Class II directors: Patrick Balthrop, Cynthia Collins and Stanley Erck.
2.	To ratify the Audit Committee’s selection of CohnReznick LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2026.
3.	To conduct any other business properly brought before the Annual Meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is April 21, 2026. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on Wednesday, June 17, 2026 at 9713 Key West Avenue, Suite 400, Rockville, Maryland 20850:

The proxy statement and annual report to stockholders are available at www.proxyvote.com.
By Order of the Board of Directors

Maher Masoud
President, Chief Executive Officer and
Director

Rockville, Maryland
April 29, 2026
You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please vote as promptly as possible in order to ensure your representation at the Annual Meeting. If you received a proxy card, a return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Otherwise, please follow the instructions to vote described on your Notice of Internet Availability of Proxy Materials and also as described in the proxy statement. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

MAXCYTE, INC.
9713 Key West Avenue, Suite 400
Rockville, Maryland 20850
PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 17, 2026

PROXY SUMMARY
In this Proxy Statement, we refer to MaxCyte, Inc. as the “Company,” “MaxCyte,” “we,” or “us” and the Board of Directors as our “Board.” This Proxy Summary highlights information contained elsewhere in this Proxy Statement in connection with the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”). This Proxy Summary does not contain all of the information you should consider and you should read the entire Proxy Statement before voting.
OVERVIEW OF PROPOSALS TO BE PRESENTED AT THE ANNUAL MEETING

Proposals	Page	Voting Standard	Board Recommendation
Election of the three Class II directors named in this Proxy Statement	6	Plurality of shares present in person or represented by proxy and entitled to vote on the matter	“FOR” each director nominee

Ratification of the selection of CohnReznick LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2026	16	Majority of shares present in person or represented by proxy and entitled to vote on the matter	“FOR”

i

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QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We have sent you these proxy materials because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements thereof. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return a proxy card, follow the instructions on your Notice of Internet Availability of Proxy Materials, or follow the instructions below to submit your proxy by telephone or on the internet.
We intend to mail these proxy materials on or about April 29, 2026 to all stockholders of record entitled to vote at the Annual Meeting.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials via the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials to the Company’s stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the notice. In addition, stockholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the expenses incurred by the Company in connection with the Annual Meeting and to reduce the environmental impact of the Annual Meeting.
How do I attend the Annual Meeting?
The Annual Meeting will be held on Wednesday, June 17, 2026 at 11:00 a.m. Eastern Time at 9713 Key West Avenue, Suite 400, Rockville, Maryland 20850. Information on how to vote in person at the Annual Meeting is discussed below.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 21, 2026 (the “record date”) will be entitled to vote at the Annual Meeting. On the record date, there were 107,121,672 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on April 21, 2026 your shares were registered directly in your name with MaxCyte’s transfer agent, Computershare Trust Company N.A. (“Computershare”), then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return a proxy card or vote by proxy by telephone or on the internet as instructed below or in your Notice of Internet Availability of Proxy Materials to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 21, 2026 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank, or other agent.
CREST Depository Interests
If you hold common stock via the CREST system in the United Kingdom in the form of CREST Depository Interests (“CDIs”), representing common stock held via The Depository Trust Company (“DTC”) in the United States, you may vote your interests in the underlying common stock by submitting a form of proxy to Computershare Investor Services PLC or submitting a proxy via the CREST system.

Entitlement to vote at the Annual Meeting and the number of votes which may be cast will be determined by reference to the CDI Register at the close of business on April 21, 2026. Changes to entries on the CDI Register after that time shall be disregarded in determining the rights of any holder of CDIs to vote at the Annual Meeting.
What am I voting on?
There are two matters scheduled for a vote:
•	Election of the three Class II directors named in this Proxy Statement (Proposal 1); and
•	Ratification of the Audit Committee’s selection of CohnReznick LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2026 (Proposal 2).
What if another matter is properly brought before the Annual Meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” the applicable proposal or abstain from voting.
The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote at the Annual Meeting, vote by proxy using a proxy card, vote by proxy over the telephone or vote by proxy on the internet. Instructions are provided below and in your Notice of Internet Availability of Proxy Materials. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote at the Annual Meeting even if you have already voted by proxy.
•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
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To vote prior to the Annual Meeting (until 11:59 p.m. Eastern Time on Tuesday, June 16, 2026), you may vote on the internet, by telephone or by completing and returning the proxy card or voting instruction form, each as described below.

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To vote on the internet prior to the Annual Meeting, go to www.proxyvote.com and follow the instructions to submit your vote on an electronic proxy card. You will be asked to provide the Company number and Control Number from your proxy card or Notice of Internet Availability of Proxy Materials. Your internet vote must be received by 11:59 p.m. Eastern Time on Tuesday, June 16, 2026 to be counted.

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To vote by telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Company number and Control Number from your proxy card or Notice of Internet Availability of Proxy Materials. Your telephone vote must be received by 11:59 p.m. Eastern Time on Tuesday, June 16, 2026 to be counted.

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To vote using a proxy card, simply complete, sign and date the proxy card and return it promptly to the Company. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct. You should mail your signed proxy card sufficiently in advance for it to be received by Tuesday, June 16, 2026.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from MaxCyte. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or on the internet as instructed by your broker or bank. To vote at the Annual Meeting, you may be required to obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank, or other agent included with these proxy materials, or contact that organization to request a proxy form.
Holder of CDIs
If you hold CDIs, you may vote your interests in the underlying common stock by submitting a form of proxy to Computershare Investor Services PLC. To be effective, the form of proxy must be lodged with Computershare Investor Services PLC at The Pavilions, Bridgwater Road, Bristol BS99 6ZY by 10:00 a.m. (UK time) on June 12, 2026.
Proxies may also be submitted via the CREST system. To appoint one or more proxies or to give an instruction to a proxy (whether previously appointed or otherwise) via the CREST system, CREST messages must be received by the issuer’s agent (ID number 3RA50) not later than 10:00 a.m. (UK time) on June 12, 2026. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp generated by the CREST system) from which the issuer’s agent is able to retrieve the message. The Company may treat as invalid a proxy appointment sent by CREST in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.
Holders of CDIs are not entitled to attend the Annual Meeting in person.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 21, 2026, which is the record date for the Annual Meeting.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, on the internet or in person at the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director (Proposal 1) and “For” the ratification of CohnReznick LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2026 (Proposal 2). If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens, and what is a “broker non-vote”?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank, or other agent how to vote your shares, your broker, bank, or other agent may still be able to vote your shares in its discretion. In this regard, under applicable rules, brokers, banks and other securities intermediaries may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under such rules, but not with respect to “non-routine” matters. Proposal 1 is considered to be “non-routine” under such rules, meaning that your broker may not vote your shares on these proposals in the absence of your voting instructions. However, Proposal 2 is considered to be “routine” under such rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2 and a “broker non-vote” will occur as to Proposal 1. Broker non-votes will have no impact on the voting results. Because Proposal 2 is considered “routine,” there will not be any broker non-votes on this proposal.
If you are a beneficial owner of shares held in street name, and you do not plan to attend the Annual Meeting, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank, or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards or Notices of Internet Availability of Proxy Materials in the proxy materials to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or on the internet.
•	You may send a timely written notice that you are revoking your proxy to MaxCyte’s Corporate Secretary at 9713 Key West Avenue, Suite 400, Rockville, Maryland 20850.
•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank, or other agent, you should follow the instructions provided by that organization.
Holder of CDIs
Holders of CDIs can change their vote by submitting another properly completed form of proxy with a later date to Computershare Investor Services PLC to be received by 10:00 a.m. (UK time) on June 12, 2026.
Holders of CDIs who wish to amend an instruction given via the CREST system can do so provided that the message is received by the issuer’s agent (ID number 3RA50) not later than 10:00 a.m. (UK time) on June 12, 2026. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp generated by the CREST system) from which the issuer’s agent is able to retrieve the message.
When are stockholder proposals and director nominations due for next year’s Annual Meeting?
For a stockholder proposal to be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 30, 2026, to our Corporate Secretary at 9713 Key West Avenue, Suite 400, Rockville, Maryland 20850, and must otherwise comply with the requirements set forth in Rule 14a-8 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before, the 2027 Annual Meeting of Stockholders, you must deliver your notice to our Corporate Secretary at the address above between February 17, 2027 and March 19, 2027. Your notice to the Corporate Secretary must set forth information specified in our Amended and Restated Bylaws (the “Bylaws”). In addition, stockholders who intend to solicit proxies in support of director nominees other than our Board’s nominees must also comply with the additional requirements of Rule 14a-19(b) under the Exchange Act and provide the applicable notice by April 20, 2027. Your notice to the Corporate Secretary must set forth information specified in our Bylaws, including, without limitation, your name and address and the number of shares of our stock that you beneficially own.
For more information, and for more detailed requirements, please refer to our Bylaws, filed as an exhibit to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”).
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will be from American Election Services, LLC.

How many votes are needed to approve each proposal?
For the election of directors (Proposal 1), the three nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.
To be approved, Proposal 2 (ratification of the selection of CohnReznick LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026) must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote. Since brokers have authority to vote on your behalf with respect to Proposal 2, there will not be any broker non-votes on this proposal.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting or represented by proxy. On the record date, there were 107,121,672 shares outstanding and entitled to vote. Thus, the holders of 53,560,837 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting or represented by proxy may adjourn the Annual Meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting.
What proxy materials are available on the internet?
The Proxy Statement and annual report to stockholders are available at www.proxyvote.com.

PROPOSAL 1

ELECTION OF DIRECTORS
MaxCyte’s Board is divided into three classes. Each class has a three-year term. The Board presently has nine members. There are three directors in Class II whose term of office expires in 2026. Each of the three nominees listed below is currently a director of the Company. Mr. Balthrop and Mr. Erck were previously elected by stockholders. Ms. Collins is standing for election by our stockholders for the first time and was first identified as a candidate for the Board by an executive officer. If elected at the Annual Meeting, each of these three nominees would serve until the 2029 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation, or removal.
Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.
The following is a brief biography of each nominee for director and each director whose term will continue after the Annual Meeting, including a discussion of the specific experience, qualifications, attributes, or skills of each nominee and continuing director that led the Nominating and Corporate Governance Committee of our Board (the “N&CG Committee”) to recommend that person as a nominee for director or that describes the reasons as to why the Company believes that the director should continue to serve on the Board.
The N&CG Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise, and high-level management experience necessary to oversee and direct the Company’s business. To that end, the N&CG Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment, and other qualities that the N&CG Committee views as critical to effective functioning of the Board. To provide a mix of experience and perspective on the Board, the N&CG Committee may also take into account gender, age and ethnic diversity.
Nominees for Election for a Three-Year Term Expiring at the 2029 Annual Meeting
Patrick J. Balthrop, age 69
Patrick Balthrop has served on our Board since 2022. Mr. Balthrop has more than three decades of experience in the healthcare sector, particularly in diagnostics, life science tools and medical devices. From 2004 until his retirement in 2014, Mr. Balthrop was President, Chief Executive Officer and a director of Luminex Corporation, a publicly held life science tools and molecular diagnostics company. From 2002 to 2004, he served as president of Fisher Healthcare, now a division of Thermo Fisher Scientific, Inc. He previously served for more than 20 years in roles of increasing responsibility with Abbott Laboratories, including as head of Abbott Vascular and Corporate VP of Worldwide Operations for Abbott Diagnostics. He currently serves as chairman of the board of the privately held life sciences companies Agendia, Inc. and Discovery Life Sciences, as director of the privately held contract research and manufacturing company Ascential Technologies, and as director of the privately held life sciences company Pattern Biosciences. Within the past five years, he served as a director of the publicly held diagnostics company Oxford Immunotec Global PLC, including as its chairman from June 2019 until March 2021. He also served as a member of the board of directors of Personalis, Inc., a publicly held cancer genomics company, from 2015 until March 2021. In 2015, Mr. Balthrop founded and has since served as Principal of Apalachee Ventures, LLC (“Apalachee”), an investment and advisory firm. He also serves as executive adviser to Water Street Healthcare Partners, a healthcare-focused private equity firm, AEA Investors, a US private equity firm, and as a partner at Conquer AI, a UK-based agentic AI company. Mr. Balthrop holds a B.S. in Biology from Spring Hill College and an M.B.A. from the Kellogg School of Management at Northwestern University. Our Board believes Mr. Balthrop’s public company board experience and extensive knowledge and experience in the biotechnology industry qualify him to serve as a director.

Cynthia Collins, age 68
Cynthia Collins has served on our Board since October 2024. Ms. Collins recently served as Executive Chair and interim CEO of Nutcracker Therapeutics, a contract research, development, and manufacturing organization with a next-generation RNA precision manufacturing platform from February 2025 until November 2025. Previously, she held the role of Chief Executive Officer at Editas Medicine, Inc., a clinical-stage gene editing company, from February 2019 to February 2021, Chief Executive Officer at Human Longevity, Inc., a precision medicine company, from January 2017 to December 2017, Chief Executive Officer/General Manager of General Electric Healthcare’s Cell Therapy and Lab Businesses and General Electric Healthcare’s Clarient Diagnostics from October 2013 to December 2016. She also previously served as Chief Executive Officer of GenVec, a vaccine and gene therapy company, and held various positions at Baxter Healthcare and Abbott Laboratories. Currently, Ms. Collins serves as a member of the board of directors of several healthcare companies, including Codexis, Inc., Alanis Therapeutics, Certara, and Draper Laboratories. Within the past five years, she served as a director of Panavance Therapeutics, Poseida Therapeutics, Inc., Nutcracker Therapeutics, DermTech, Editas Medicine, Inc., Biocare Medical and Triumvira Immunologics. She is also currently a board member of the Alliance for mRNA Medicines. Ms. Collins received a Bachelor of Science in microbiology from the University of Illinois Urbana-Champaign and an MBA from the University of Chicago Booth School of Business. Our Board believes Ms. Collins’ extensive and impressive leadership experience in the fields of cell therapy and genetic medicine qualify her to serve as a director.
Stanley C. Erck, age 78
Stanley Erck has served on our Board since 2005. Mr. Erck served as president and chief executive officer of Novavax, Inc., a biotechnology company that develops vaccines to counter serious infectious diseases, from 2011, and as a director of Novavax from 2009, until his retirement from these positions in January 2023. Mr. Erck previously served as executive chairman of Novavax from 2010 to 2011 and interim chief financial officer from 2017 to 2018. From 2000 to 2008, Mr. Erck served as president and chief executive officer of Iomai Corporation, a developer of vaccines and immune system therapies, which was acquired in 2008 by Intercell AG. He also previously held leadership positions at Procept, a publicly traded immunology company, Integrated Genetics, now Sanofi Genzyme and Baxter International. Mr. Erck received a B.S. in economics from the University of Illinois and an M.B.A. from the University of Chicago. During his tenure as chief executive officer of Novavax, Mr. Erck led the company from preclinical development through global commercialization with first year revenues of over $2 billion. Our Board believes Mr. Erck’s public company board experience and extensive knowledge and experience in the biotechnology industry qualify him to serve as a director.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Class III Directors Continuing in Office Until the 2027 Annual Meeting
Richard Douglas, PhD, age 73
Richard Douglas has served on our Board since 2018 and as our Non-Executive Chairman since October 2021. Dr. Douglas served as the senior vice president of corporate development of Genzyme Corporation where he worked from 1989 until 2011 when Genzyme was acquired by Sanofi. Prior to joining Genzyme, Dr. Douglas served in science and corporate development capacities at Integrated Genetics prior to its acquisition by Genzyme in 1989. Since 2011, Dr. Douglas has served as an adviser to RedSky Partners, a biotechnology-focused advisory firm, and also as executive director of Labyrinth Choir, Inc. He is chairman of the board of directors of the publicly held company Aldeyra Therapeutics, Inc., which he joined in 2016, and has been a board member of Novavax, Inc. since 2010. He has a B.S. in chemistry from the University of Michigan, where he now serves on the Innovation Partnerships National Advisory Board, and a Ph.D. in biochemistry from the University of California, Berkeley. Our Board believes that Dr. Douglas’s significant business experience and scientific background qualify him to serve as a director.
Will Brooke, age 70
Will Brooke has served on our Board since 2004. Mr. Brooke retired from Harbert Management Corporation (“HMC”), a U.S. investment management company, in December 2021, having served in various capacities since co-founding HMC in 1993. He most recently served as Executive Vice President and Limited Partner prior to his retirement from HMC and also served as Managing Partner of HMC’s venture capital funds family from 2003 to 2014. Mr. Brooke has been advising and investing in early-stage and growth companies for more than 30 years, and previously served on the boards of numerous pharmaceutical and medical equipment companies such as nContact, Inc., NovaMin Technology, Inc. and Emageon Corporation. Since December 2018 he has also served as a board member of KPX, LLC, an environmental, social and governance advisory firm serving the investment and advisory sectors. Prior to joining HMC, Mr. Brooke practiced law for a decade. Mr. Brooke received a B.S. in Business Management and a J.D. from the University of Alabama. Our Board believes Mr. Brooke’s extensive business experience and deep financial knowledge qualify him to serve as a director.
John Johnston, age 67
John Johnston has served on our Board since 2016. From 2011 until his retirement from his financial career in 2013, Mr. Johnston served as managing director of institutional sales at Nomura Code Securities Ltd, a brokerage company, and from 2008 to 2011, he was director of sales and trading at the investment bank Seymour Pierce. In 2003, Mr. Johnston founded Revera Asset Management, where he oversaw an investment trust, a unit trust and a hedge fund, which he ran until 2007. Mr. Johnston began his investment career at the Royal Bank of Scotland and previously held positions at investment firms Legg Mason Investors and Murray Johnstone. Within the past five years, Mr. Johnston served as a non-executive director of the publicly held company Midatech Pharma plc (now Biodexa Pharmaceuticals plc). Mr. Johnston received his B.A. in commerce from Abertay University and his M.B.A. from the University of Dundee. Our Board believes Mr. Johnston’s executive leadership and operational experience qualify him to serve as a director.
Class III Directors Continuing in Office Until the 2028 Annual Meeting
Maher Masoud, age 51
Maher Masoud was named President and Chief Executive Officer of MaxCyte in January 2024. He brings more than 25 years of experience in the biopharmaceutical industry, most recently through his service as Executive Vice President, Head of Global Business Development and Chief Counsel at MaxCyte from January 2020 to January 2024. He also served as MaxCyte’s Vice President of Legal from 2017 to January 2020 and as our Corporate Secretary from July 2021 to December 2023. Mr. Masoud started his biopharmaceutical career as a research associate at Glen Research, a Maravai company, before joining Human Genome Sciences as a director and Corporate Counsel, overseeing legal activities for the company’s global clinical trials, until its acquisition by GlaxoSmithKline in August 2012. Prior to joining MaxCyte, he oversaw the operations of six business subsidiaries at Wellstat, a life science holding company. During his tenure at Human Genome Sciences and Wellstat, Mr. Masoud supported the launch of three therapies approved by the U.S. Food and Drug Administration, Benlysta®, Vistogard® and Xuriden®. Mr. Masoud earned his Juris Doctor degree from Michigan State University College of Law after completing his Bachelor of Science degree in cell and molecular biology and genetics at the University of Maryland. Our Board believes that Mr. Masoud’s extensive experience in the life sciences industry and perspective as our President and Chief Executive Officer qualifies him to serve as a director.

Yasir Al-Wakeel, BM BCh, age 44
Yasir Al-Wakeel has served on our Board since 2021. Dr. Al-Wakeel has served as the CEO of Vesalius Therapeutics and CEO Partner at Flagship Pioneering, since September 2025. Dr. Al-Wakeel previously served as Chief Executive Officer of Addition Therapeutics, a developer of RNA-only therapeutics, from September 2023 to September 2024. Dr. Al-Wakeel previously served as Chief Financial Officer and Head of Corporate Development of Kronos Bio, Inc., a clinical-stage biopharmaceutical company developing therapeutics that target the dysregulated transcription that causes cancer, from August 2020 to September 2023. Dr. Al-Wakeel previously served as the Chief Financial Officer of Neon Therapeutics, Inc., a biotechnology company developing novel neoantigen-based T-cell therapies, from 2017 to May 2020. Previously, Dr. Al-Wakeel served as the Chief Financial Officer and Head of Corporate Development at Merrimack Pharmaceuticals, Inc. from 2015 until 2017. Dr. Al-Wakeel previously served in various capacities at Credit Suisse, an investment banking firm, from 2008 to 2015. While at Credit Suisse, Dr. Al-Wakeel was Director of Healthcare Investment Banking, focused on biotechnology, and, prior to joining Credit Suisse, Dr. Al-Wakeel was a practicing physician, holding both clinical and academic medical posts. Dr. Al-Wakeel currently serves as a director of the publicly held company Vicore Pharma AB as well as a director of the privately held company Vesalius Therapeutics. Dr. Al-Wakeel received his BM BCh (Doctor of Medicine and Surgery) from Oxford University and his M.A. in theology from Cambridge University. Our Board believes that Dr. Al-Wakeel’s significant scientific and finance background qualifies him to serve as a director.
Rekha Hemrajani, age 56
Rekha Hemrajani has served as a member of our Board since 2021. Ms. Hemrajani has served as a member of the board of directors of several public companies such as ALX Oncology Holdings Inc. since April 2020, BioAge Labs since August of 2021 and LB Pharma since September of 2025. Ms. Hemrajani served as Chief Executive Officer and Director of Jiya Acquisition Corporation from August 2020 to November 2022. She previously served as President, Chief Executive Officer & Director of Aravive, Inc., a clinical-stage biotechnology company, from January 2020 to April 2020. From March 2019 to September 2019, Ms. Hemrajani served as the Chief Operating Officer and Chief Financial Officer of Arcus Biosciences, a biotechnology company. From March 2016 to March 2019, she served as Chief Operating Officer of RAPT Therapeutics, Inc., a biotechnology company (later acquired by Glaxo SmithKline). From February 2015 to March 2016, Ms. Hemrajani served as Chief Financial Officer at Sagimet Biosciences, Inc., a biotechnology company. She previously served as a director of Adverum Biotechnologies, Inc., Aravive, Inc. and Jiya Acquisition Corp., Vice President, Head of Licensing and M&A at Onyx Pharmaceuticals (acquired by Amgen), in business development roles at Exelixis, Inc. and in healthcare investment banking at Credit Suisse First Boston and Lehman Brothers where she advised companies on capital raising, and mergers and acquisitions. Ms. Hemrajani holds a B.S. in Economics and Computer Science from the University of Michigan and an M.B.A. from the Kellogg Graduate School of Management at Northwestern University. Our Board believes Ms. Hemrajani is qualified to serve as a director due to her executive and financial experience at multiple companies in the biopharmaceutical and biotechnology industries.
Board Diversity
The Board Diversity Matrix below provides certain self-identified personal demographic characteristics of our directors.
Board Diversity Matrix

Total Number of Directors:	9
	Female	Male
Gender Identity
Totals	2	7
Demographic Background
Asian .	1	—
Middle Eastern	—	2
White	1	5

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board of Directors
As required under The Nasdaq Stock Market, LLC (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s legal counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following eight directors are independent directors within the meaning of the applicable Nasdaq listing standards: Dr. Al-Wakeel, Mr. Brooke, Dr. Douglas, Ms. Hemrajani, Mr. Erck, Mr. Johnston, Mr. Balthrop and Ms. Collins. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.
Board Leadership Structure
The Board has an independent chairman, Dr. Douglas, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas, and to determine materials to be distributed to the Board. Accordingly, the Chairman has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability, and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Chairman can enhance the effectiveness of the Board as a whole.
Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Audit Committee of our Board (the “Audit Committee”) has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Audit Committee responsibilities also include oversight of cybersecurity risk management, and, to that end, the Audit Committee meets regularly with both IT and business personnel responsible for cybersecurity risk management and receives periodic reports from the head of cybersecurity risk management, as well as incidental reports as matters arise. Our N&CG Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Compensation Committee of our Board (the “Compensation Committee”) assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Typically, the entire Board meets with the head of the Company’s risk management group at least annually, and the applicable Board committees meet at least annually with the employees responsible for risk management in the committees’ respective areas of oversight. Both the Board as a whole and the various standing committees receive periodic reports from the head of risk management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Board has delegated to the Board’s independent Chairman the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.
For more information on cybersecurity oversight, please refer to Item 1C, “Cybersecurity” in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 25, 2026.

Meetings of the Board of Directors
The Board met four times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member. It is the Company’s policy to encourage directors and nominees for director to attend each annual meeting of stockholders, in person or telephonically. All Board members attended the 2025 annual meeting of stockholders (the “2025 Annual Meeting”).
Information Regarding Committees of the Board of Directors
The Board has three committees: the Audit Committee, the Compensation Committee, and the N&CG Committee. The following table provides membership and meeting information for each of the Board committees:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Dr. Yasir Al-Wakeel	X
Mr. Patrick Balthrop . .			X*
Mr. Will Brooke	X*	X
Ms. Cynthia Collins ..		X
Dr. Richard Douglas. . . .			X
Mr. Stanley C. Erck .		X	X
Ms. Rekha Hemrajani		X*
Mr. John Johnston	X

*	Committee Chairperson
Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Below is a description of each committee of the Board.
Audit Committee
The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. Specific responsibilities of our Audit Committee include:
•	helping our Board oversee our corporate accounting and financial reporting processes;
•	managing the selection, engagement, qualifications, independence, and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviewing related person transactions;
•
obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.
The Audit Committee is currently comprised of three directors: Dr. Al-Wakeel and Messrs. Brooke and Johnston, with Mr. Brooke serving as chairman. The Audit Committee met four times during the fiscal year ended December 31,

2025. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at https://investors.maxcyte.com/corporate-governance/documents- charters.
The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards).
The Board has also determined that Mr. Brooke and Dr. Al-Wakeel each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of each of Mr. Brooke’s and Dr. Al-Wakeel’s level of knowledge and experience based on a number of factors, including their formal education and experience.
Report of the Audit Committee of the Board of Directors
The material in the following report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, unless and only to the extent that the Company specifically incorporates it by reference.
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2025 with management of the Company and CohnReznick LLP, its independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Audit Committee:
Mr. Will Brooke, Chair
Mr. John Johnston
Dr. Yasir Al-Wakeel
Compensation Committee
The Compensation Committee is currently comprised of four directors: Messrs. Brooke and Erck and Mses. Hemrajani and Collins, with Ms. Hemrajani serving as the chairperson. Each member of the Compensation Committee meets the compensation committee independence requirements of Nasdaq and the rules under the Exchange Act. The Compensation Committee met five times during the fiscal year ended December 31, 2025. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at https://investors.maxcyte.com/corporate-governance/documents-charters.
The Compensation Committee acts on behalf of the Board to review, adopt, and oversee the Company’s compensation strategy, policies, plans, and programs. Specific responsibilities of our Compensation Committee include:
•	reviewing and approving the compensation of our chief executive officer, other executive officers and senior management;
•	reviewing and recommending to our Board the compensation paid to our non-executive directors;
•	administering our equity incentive plans and other Company benefit programs;
•
reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections, and any other compensatory arrangements for our executive officers and other senior management; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.

Once required by SEC rules, the Compensation Committee will review with management the Company’s Compensation Discussion and Analysis and consider whether to recommend that it be included in proxy statements and other filings.
Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets at least four times annually and with greater frequency if deemed necessary. The agenda for each meeting is usually developed by the chairperson in consultation with the Company’s Chief Executive Officer and other executives, the Chair of the Board, and the Company’s compensation consultant. The Compensation Committee meets regularly in executive session. Various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide data and other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities, and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting, or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
During 2025, the Compensation Committee engaged Pearl Meyer and Partners, LLC (“Pearl Meyer”) as compensation consultant. The Compensation Committee requested that Pearl Meyer:
•	evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and
•	assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.
As part of its engagement, Pearl Meyer was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Pearl Meyer provided data and guidance in developing recommendations for compensation of executives and made recommendations to the Compensation Committee with regards to compensation of non-executive directors.
Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee for recommendation to the full Board, which determines any adjustments to his compensation as well as equity awards to be granted.
Nominating and Corporate Governance Committee
The N&CG Committee is responsible for identifying, reviewing, and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, and developing a set of corporate governance principles for the Company.
The N&CG Committee is currently comprised of three directors: Dr. Douglas and Messrs. Erck and Balthrop, with Mr. Balthrop serving as chairman. All members of the N&CG Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The N&CG Committee met three times during the fiscal year ended December 31, 2025. The Board has adopted a written N&CG Committee charter that is available to stockholders on the Company’s website at https://investors.maxcyte.com/corporate-governance/documents-charters.

The N&CG Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The N&CG Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the N&CG Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the N&CG Committee may consider diversity (including gender, racial, and ethnic diversity), age, skills, and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience, and capability. We have no formal policy regarding board diversity.
The N&CG Committee appreciates the value of thoughtful Board refreshment, and regularly identifies and considers qualities, skills, and other director attributes that would enhance the composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the N&CG Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. The N&CG Committee will also take into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the N&CG Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of legal counsel, if necessary. The N&CG Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The N&CG Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The N&CG Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
The N&CG Committee will consider director candidates recommended by the Company’s stockholders. The N&CG Committee does not intend to alter the manner in which it evaluates a candidate for nomination to the Board based on whether or not the candidate was recommended by a stockholder of the Company.
Stockholders who wish to recommend individuals for consideration by the N&CG Committee to become nominees for election to the Board at an annual meeting of stockholders must do so by delivering a written recommendation to the Nominating and Corporate Governance Committee c/o MaxCyte, Inc., 9713 Key West Avenue, Suite 400, Rockville, Maryland 20850, Attn: General Counsel. Each submission must set forth:
•	the name and address of the stockholder on whose behalf the submission is made;
•	the number of shares of the Company’s common stock that are owned beneficially by such stockholder as of the date of the submission;
•	the full name of the proposed candidate;
•	a description of the proposed candidate’s business experience for at least the previous five years;
•	complete biographical information for the proposed candidate; and
•	a description of the proposed candidate’s qualifications as a director.
Any such submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected. All written submissions received from stockholders that include the information described above will be reviewed by the N&CG Committee at its next appropriate meeting. If a stockholder wishes the N&CG Committee to consider a director candidate for nomination at an annual meeting of stockholders, then the recommendation must be provided at least 90 days, but not more than 120 days, prior to the anniversary date of the preceding year’s annual meeting of stockholders.

Communications With the Board of Directors
The Board has adopted a process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Board or such director c/o MaxCyte, Inc., 9713 Key West Avenue, Suite 400, Rockville, Maryland 20850, Attn: General Counsel. Each communication must set forth:
•	the name and address of the stockholder on whose behalf the communication is sent; and
•	the number of shares of the Company’s common stock that are owned beneficially by such stockholder as of the date of the communication.
The General Counsel will review each communication. The General Counsel will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening, or similarly inappropriate, in which case the General Counsel will discard the communication.
Code of Ethics
The Company has adopted the MaxCyte, Inc. Code of Conduct and Ethics that applies to all officers, directors, and employees. The Code of Conduct and Ethics is available on the Company’s website at https://investors.maxcyte.com/corporate-governance/documents-charters. If the Company makes any substantive amendments to the Code of Conduct and Ethics or grants any waiver from a provision of the Code of Conduct and Ethics to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.
Insider Trading Policies
The Company has adopted a Corporate Disclosure Code and Share Dealing Code, each of which include provisions governing the purchase, sale, and/or other dispositions of our securities by our directors, officers, and employees, and we have implemented processes that the Company believes are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and applicable listing standards of Nasdaq.
Corporate Governance Guidelines
The Board has documented the governance practices to be followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection including diversity, board meetings and involvement of senior management, Chief Executive Officer performance evaluation, succession planning and board committees and compensation.
Hedging Policy
We do not currently have any practices or policies regarding hedging or offsetting any decrease in the market value of our equity securities.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected CohnReznick LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. CohnReznick LLP has audited the Company’s financial statements since the fiscal year ended December 31, 2019. Representatives of CohnReznick LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of CohnReznick LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of CohnReznick LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
Principal Accountant Fees And Services
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2025 and 2024 by CohnReznick LLP, the Company’s principal accountant.

	Fiscal Year Ended December 31,
	2025	2024
	(in thousands)
Audit Fees	$761	$468
Audit-Related Fees	—	—
Tax Fees	64	70
All Other Fees	—	—
Total Fees	$825	$538

Audit fees consist of fees billed for professional services provided in connection with the audit of our annual financial statements, the review of our quarterly financial statements, and audit services that are normally provided by the independent registered public accounting firm in connection with regulatory filings. The increase in audit fees for the fiscal year ended December 31, 2025 can be primarily attributable to Cohn Reznick LLP’s audit review in connection with the Company’s acquisition of SeQure Dx.
Audit-related fees consist of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.
Tax fees consist of fees for tax compliance, consultation, and related matters.
All other fees consist of any fees that do not fall into any of the above categories.
All fees described above were pre-approved by the Audit Committee in accordance with its pre-approval policy.
Pre-Approval Policy
The pre-approval policy requires services provided by the independent registered public accounting firm to be pre-approved by the Audit Committee, which may be delegated to one or more of the Audit Committee’s members, so long as any such pre-approval decisions are presented to the full Audit Committee at the next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by CohnReznick LLP is compatible with maintaining the principal accountant’s independence.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS
The following table sets forth information for our executive officers, including their ages:

Name	Age	Position
Maher Masoud	51	President, Chief Executive Officer and Director
Parmeet Ahuja	57	Chief Financial Officer

The biography of Mr. Masoud is set forth in “Proposal 1: Election of Directors” above.
Parmeet Ahuja has served as our Chief Financial Officer since March 2026. Prior to joining MaxCyte, Mr. Ahuja served as Vice President, Investor Relations of Agilent Technologies, Inc., a life sciences tools company, (“Agilent”) from August 2021 to October 2025, and previously served as Vice President, Financial Planning and Analysis, Operations and Supply Chain at Agilent from July 2017 to July 2021. Previously, he held several leadership roles at Agilent in operational finance, financial planning and analysis, enterprise audit and controls, and global financial operations. Mr. Ahuja holds an MBA from San Jose State University and a Bachelor of Commerce (Hons) from Delhi University.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the Company’s common stock as of April 21, 2026 by: (i) each director; (ii) each of the Company’s named executive officers; (iii) all current executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.
We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.
This table is based upon information supplied by officers, directors and principal stockholders. Applicable percentage ownership is based on 107,121,672 shares of common stock outstanding as of April 21, 2026. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we include all shares subject to options held by the person that are currently exercisable, or would be exercisable or would vest based on service-based vesting conditions as of June 20, 2026, which is 60 days after April 21, 2026. However, except as described above, we do not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o MaxCyte, Inc. 9713 Key West Avenue, Suite 400, Rockville, Maryland 20850.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Capricorn Fund Managers Ltd(1)	8,200,000	7.7%
BlackRock, Inc.(2)	6,997,197	6.5%
River Global Investors LLP (3)	5,497,452	5.1%
Directors and Named Executive Officers:
Yasir Al-Wakeel(4)	349,668	*
Will Brooke(5)	457,770	*
Cynthia Collins(6)	151,331	*
Richard Douglas, PhD(7)	530,568	*
Stanley Erck(8)	705,219	*
Rekha Hemrajani(9)	338,984	*
John Johnston(10)	393,868	*
Patrick J. Balthrop(11)	292,068	*
Maher Masoud(12)	1,176,961	1.1%
Douglas Swirsky (13)	533,439	*
Ali Soleymannezhad(14)	2,695	*
Parmeet Ahuja	—	*
All directors and current executive officers as a group (10 persons)(15)	4,396,437	4.1%

*	Represents beneficial ownership of less than 1%.
(1)
Based solely on a Schedule 13G filed with the SEC on February 5, 2026, Capricorn Fund Managers Ltd, a United Kingdom private limited company located at Malta House, 36-38 Piccadilly, London W1J 0DP (“Capricorn”) reported sole voting power of 8,200,000 shares of our common stock. Capricorn also reported that it did not possess sole dispositive power or shared voting or dispositive power over any shares beneficially owned.

(2)
Based solely on a Schedule 13G/A filed with the SEC on January 21, 2026, subsidiaries of BlackRock, Inc., a Delaware corporation, located at 50 Hudson Yards, New York, NY 10001 (together, “BlackRock”), reported aggregate beneficial ownership of 6,997,197 shares of our common stock. BlackRock reported that it possessed sole voting power over 6,901,491 shares and sole dispositive power over 6,997,197 shares. BlackRock also reported that it did not possess shared voting or dispositive power over any shares beneficially owned.

(3)
Based solely on a Schedule 13G filed with the SEC on October 24, 2025, River Global Investors LLP a United Kingdom limited liability partnership located at 30 Coleman Street, London, EC2R 5AL (“River Global”) reported sole voting power and sole dispositive power of 5,497,452 shares of our common stock. River Global also reported that it did not possess shared voting or dispositive power over any shares beneficially owned.

(4)
Consists of (i) 21,367 shares of common stock, (ii) 299,091 shares of common stock issuable upon the exercise of options exercisable as of June 20, 2026 and (iii) 29,210 restricted stock units vesting by June 20, 2026.

(5)
Consists of (i) 121,669 shares of common stock, (ii) 306,891 shares of common stock issuable upon the exercise of options exercisable as of June 20, 2026 and (iii) 29,210 restricted stock units vesting by June 20, 2026.

(6)
Consists of (i) 17,054 shares of common stock, (ii) 105,067 shares of common stock issuable upon the exercise of options exercisable as of June 20, 2026 and (iii) 29,210 restricted stock units vesting by June 20, 2026.

(7)
Consists of (i) 201,367 shares of common stock, (ii) 299,991 shares of common stock issuable upon the exercise of options exercisable as of June 20, 2026 and (iii) 29,210 restricted stock units vesting by June 20, 2026.

(8)
Consists of (i) 369,118 shares of common stock, (ii) 306,891 shares of common stock issuable upon the exercise of options exercisable as of June 20, 2026 and (iii) 29,210 restricted stock units vesting by June 20, 2026.

(9)
Consists of (i) 10,683 shares of common stock, (ii) 299,091 shares of common stock issuable upon the exercise of options exercisable as of June 20, 2026 and (iii) 29,210 restricted stock units vesting by June 20, 2026.

(10)
Consists of (i) 141,950 shares of common stock, (ii) 222,708 shares of common stock issuable upon the exercise of options exercisable as of June 20, 2026 and (iii) 29,210 restricted stock units vesting by June 20, 2026.

(11)
Consists of (i) 21,367 shares of common stock, (ii) 241,491 shares of common stock issuable upon the exercise of options exercisable as of June 20, 2026 and (iii) 29,210 restricted stock units vesting by June 20, 2026.

(12)	Consists of (i) 175,000 shares of common stock and (ii) 1,001,961 shares of common stock issuable upon the exercise of options exercisable as of June 20, 2026.
(13)	Consists of (i) 82,919 shares of common stock and (ii) 450,520 shares of common stock issuable upon the exercise of options exercisable as of June 20, 2026.
(14)	Represents holdings as of August 11, 2025, Mr. Soleymannezhad’s last day of employment.
(15)
Consists of (i) 1,079,575 shares of common stock, (ii) 3,083,182 shares of common stock issuable upon the exercise of options exercisable as of June 20, 2026 and (iii) 233,680 restricted stock units vesting by June 20, 2026.

Delinquent Section 16(a) Filings under Security Ownership of Certain Beneficial Owners and Management
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports filed on the SEC’s EDGAR system and written representations that no other reports were required, during the fiscal year ended December 31, 2025, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except for one late Form 4 filing for Rekha Hemrajani filed on August 27, 2025, reporting the sale of shares under a Rule 10b5-1 trading plan.

EXECUTIVE COMPENSATION
Our named executive officers (“NEOs”) for the fiscal year ended December 31, 2025, consisting of our principal executive officer, the next most highly compensated executive officer serving as of December 31, 2025 and one former executive officer who left the Company during the fiscal year ended December 31, 2025, were:
•	Maher Masoud, our President and Chief Executive Officer;
•	Douglas Swirsky, our former Chief Financial Officer; and
•	Ali Soleymannezhad, our former Chief Commercial Officer.
2025 Summary Compensation Table
The following table presents all of the compensation awarded to or earned by or paid to our NEOs for the fiscal years ended December 31, 2025 and 2024.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total $
Maher Masoud President and Chief Executive Officer	2025	590,000	1,143,275	625,300	313,290	15,792	2,687,657
	2024	590,000	1,724,000	897,294	389,400	10,604	3,611,298
Douglas Swirsky, Former Chief Financial Officer	2025	491,000	246,750	269,914	201,893	15,500	1,225,057
	2024	460,000	484,875	501,142	224,078	16,479	1,686,574
Ali Soleymannezhad Former Chief Commercial Officer	2025	281,750	227,832	249,220	—	376,367	1,135,169
	2024	435,833	177,536	184,097	213,286	11,081	1,021,833

(1)
Amounts reported represent the aggregate grant date fair value of the time-based restricted stock units (“RSUs”), performance-based restricted stock units (“PSUs”) and stock options granted to our NEOs during the indicated year, computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC 718”). The fair value of the RSU and PSU awards is based on the closing stock price as of the date of grant and, in the case of the PSU awards, is calculated based on the probable satisfaction of the performance conditions for such awards as of the date of grant. Assuming the highest level of performance is achieved for the PSUs, the maximum grant date fair value for the PSU awards granted to the NEOs in 2025 would be as follows: $1,429,094, $154,219; and $142,395 for Mr. Masoud, Mr. Swirsky, and Mr. Soleymannezhad, respectively for 2025. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in Notes 2 and 4 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025. This amount does not reflect the actual economic value that may be realized by the NEOs upon the exercise of the options or the sale of the underlying shares.

(2)	Represents amounts paid pursuant to our annual incentive compensation program, described below.
(3)
Consists of matching contributions under our 401(k) plan paid by us during 2025 and 2024. For 2025, the amount specified under the “All Other Compensation” includes payments upon termination of $370,367 pursuant to Mr. Soleymannezhad’s separation agreement.

Narrative to the 2025 Summary Compensation Table
Our Compensation Committee determines the compensation of our executive officers and reviews such compensation on an annual basis. In setting executive base salaries and bonuses and granting equity incentive awards, our Compensation Committee considers compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders and a long-term commitment to our company. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives.
Our Compensation Committee typically reviews and discusses management’s proposed compensation with the Chief Executive Officer for all executives other than the Chief Executive Officer. Our Compensation Committee, without members of management present, discusses and ultimately approves the compensation of our executive officers, with the exception of the Chief Executive Officer’s compensation, which is recommended to the full Board. The Compensation Committee retained Pearl Meyer, a compensation consulting firm, to evaluate and make recommendations with respect to our executive compensation program decisions for 2025.

Annual Performance Bonuses
Each of our executive officers is eligible to receive a performance bonus under our annual incentive compensation program. Under our 2025 annual incentive compensation program, each of our NEOs was eligible to receive a cash incentive payment equal to (1) his target incentive, as a percentage of annual base salary, multiplied by (2) the percentage achievement of certain 2025 corporate goals established by our Compensation Committee in its sole discretion, and approved by our Board, subject to the NEO remaining employed by us through the payment date.
Mr. Masoud’s target incentive was set at 60% of his annual base salary and Mr. Swirsky’s was set at 45% of his annual base salary. Mr. Soleymannezhad’s target was set at 45% of his base salary, but he did not receive a performance bonus due to his termination of employment. The corporate goals used for purposes of the 2025 annual incentive compensation program included revenue, EBITDA, and targets related to product development, manufacturing and engineering, corporate development, employee retention, and partnership licensing. Our Compensation Committee determined that the percentage achievement of the applicable corporate goals was 88.5% for each of the participating NEOs. As a result, our Compensation Committee approved a cash incentive payment for each participating NEO in the amounts reflected above in the “Non-Equity Incentive Plan Compensation” column of the 2025 Summary Compensation Table. Each participating NEO’s cash incentive payment for 2025 was paid in the first quarter of 2026.
Long-Term Incentives
To further align the interests of our executive officers with the interests of our stockholders and to further focus our executive officers on our long-term performance, we have historically granted equity compensation in the form of options, with the exercise price determined based on the fair market value of a share of common stock at the time of grant. In 2024, the Compensation Committee introduced PSUs and RSUs into the long-term incentive program in order to increase the portion of compensation with payouts tied to the achievement of pre-established performance goals and, in the case of RSUs, to enhance the retentive element of the Company’s executive compensation program. To further align his interests with the Company’s stockholders, Mr. Masoud’s 2025 equity awards were delivered entirely in the form of options and PSUs.
Options generally vest with respect to 25% of the shares underlying the options on the first anniversary of the date of grant and the remaining shares underlying the option vest in 36 equal monthly installments thereafter, subject to the NEO’s continuous service with us at each vesting date. In March 2025, Messrs. Masoud, Swirsky and Soleymannezhad received an option grant to purchase 347,500 shares, 150,000 shares, and 138,500 shares, respectively.
The 2025 PSU awards vest based on the Company’s achievement of a specified revenue goal and the NEO’s continued service over the January 1, 2025 to December 31, 2027 performance period. Under the terms of the PSUs, vesting may range from 75% to 125% of the target PSUs based on performance, with no vesting if the threshold revenue goal is not achieved. The revenue performance targets were determined based on the Company’s three year operating plan and were designed to be challenging but achievable with strong management performance. In March 2025, Messrs. Masoud, Swirsky, and Soleymannezhad received PSUs (at target) with respect to 347,500, 37,500, 34,625 shares, respectively.
The 2025 RSU awards vested with respect to 25% of the shares subject to the award on March 14, 2026, and the remainder is scheduled to vest in three equal annual installments thereafter, subject to the NEO’s continued service with the Company through each vesting date. In March 2025, Messrs. Swirsky and Soleymannezhad received RSUs with respect to 37,500 and 34,625 shares, respectively.
Please see the “2025 Outstanding Equity Awards at Fiscal Year-End” table for further information regarding the outstanding equity awards held by each of our NEOs.
Retirement Benefits and Other Compensation
Health and Welfare and Retirement Benefits
All of our NEOs are eligible to participate in our employee benefit plans, including our medical, dental, vision, disability and life insurance plans, in each case on the same basis as all of our other employees. We do not provide perquisites or personal benefits to our NEOs other than those provided generally to all employees.
401(k) Plan
We maintain a tax-qualified retirement plan, the 401(k) Plan, that provides eligible employees in the United States with an opportunity to save for retirement on a tax-advantaged basis. Under the 401(k) Plan, we may provide matching and other discretionary contributions. We currently match employee contributions equal to 50% of the first 10% of salary deferral contributions, with a maximum company contribution of 5% of the employee’s eligible compensation. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Code.
2025 Outstanding Equity Awards at Fiscal Year End
The following table presents information regarding outstanding stock options, RSUs and PSUs held by our NEOs as of December 31, 2025. As of December 31, 2025, Mr. Soleymannezhad did not hold outstanding equity awards and has been excluded from the table below.

	Option Awards				Stock Awards			Equity
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)	Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)
Maher Masoud	35,000	—	2.93	7/18/2028	—	—	—	—
	46,100	—	2.14	3/4/2029	—	—	—	—
	46,100	—	1.64	1/20/2030	—	—	—	—
	75,000	—	1.87	2/25/2030	—	—	—	—
	100,000	—	12.55	2/16/2031	—	—	—	—
	10,000	—	16.63	8/9/2031	—	—	—	—
	95,833	4,167(1)	6.32	2/25/2032	—	—	—	—
	133,125	8,875(2)	7.12	3/25/2032	—	—	—	—
	82,500	37,500(3)	4.19	3/20/2033	—	—	—	—
	191,667	208,333(4)	4.42	1/02/2034	—	—	—	—
	—	347,500(5)	3.29	3/13/2035	—	—	—	—
	—	—	—	—	—	—	400,000(9)	620,000(9)
	—	—	—	—			347,500(10)	538,625(10)
Douglas Swirsky	240,625	109,375(6)	4.11	3/27/2033	—	—	—	—
	98,437	126,563(7)	4.31	3/14/2034	—	—	—	—
	—	150,000(5)	3.29	3/13/2035	—	—		—
	—	—	—	—	60,937(8)	94,452(8)	—	—
	—	—	—	—	—	—	31,250(9)	48,438(9)
					37,500(11)	58,125(11)	—	—
					—	—	37,500(10)	58,125(10)

(1)
Represents an option to purchase shares of our common stock granted on February 25, 2022. The shares underlying this option vest as follows: 1/4th of the shares vested one calendar year following the grant date and the remainder vests monthly in 36 monthly installments thereafter, subject to the applicable holder’s continued service to our company through the applicable vesting date.

(2)
Represents an option to purchase shares of our common stock granted on March 25, 2022. The shares underlying this option vest as follows: 1/4th of the shares vested one calendar year following the grant date and the remainder vests monthly in 36 monthly installments thereafter, subject to the applicable holder’s continued service to our company through the applicable vesting date.

(3)
Represents an option to purchase shares of our common stock granted on March 20, 2023. The shares underlying this option vest as follows: 1/4th of the shares vested one calendar year following the grant date and the remainder vests monthly in 36 monthly installments thereafter, subject to the applicable holder’s continued service to our company through the applicable vesting date.

(4)
Represents an option to purchase shares of our common stock granted on January 3, 2024. The shares underlying this option vest as follows: 1/4th of the shares vested one calendar year following the grant date and the remainder vests monthly in 36 monthly installments thereafter, subject to the applicable holder’s continued service to our company through the applicable vesting date.

(5)
Represents an option to purchase shares of our common stock granted on March 14, 2025. The shares underlying this option vest as follows: 1/4th of the shares vested one calendar year following the grant date and the remainder vests monthly in 36 monthly installments thereafter, subject to the applicable holder’s continued service to our company through the applicable vesting date.

(6)
Represents an option to purchase shares of our common stock granted on March 27, 2023. The shares underlying this option vest as follows: 1/4th of the shares vested one calendar year following the grant date and the remainder vests monthly in 36 monthly installments thereafter, subject to the applicable holder’s continued service to our company through the applicable vesting date.

(7)
Represents an option to purchase shares of our common stock granted on March 15, 2024. The shares underlying this option vest as follows: 1/4th of the shares vested one calendar year following the grant date and the remainder vests monthly in 36 monthly installments thereafter, subject to the applicable holder’s continued service to our company through the applicable vesting date.

(8)
Represents time-based RSUs granted on March 15, 2024. Each RSU represents a contingent right to receive one share of our common stock. Twenty-five percent (25%) vested on March 15, 2025 and the remainder shall vest in three (3) equal annual installments thereafter, subject to the applicable holder’s continued service to our company through the applicable vesting date. The market value for these awards is based on the closing stock price as of December 31, 2025 of $1.55 per share.

(9)
These PSUs vest upon the Company’s achievement of a specified revenue goal. Vesting may range from 75% to 125% of the target PSUs based on performance, with no vesting if the threshold revenue goal is not achieved, subject to the applicable holder’s continued service over the January 1, 2024 to December 31, 2026 performance period. The market value for these awards is based on the closing stock price as of December 31, 2025 of $1.55 per share.

(10)
These PSUs vest upon the Company’s achievement of a specified revenue goal. Vesting may range from 75% to 125% of the target PSUs based on performance, with no vesting if the threshold revenue goal is not achieved, subject to the applicable holder’s continued service over the January 1, 2025 to December 31, 2027 performance period. The market value for these awards is based on the closing stock price as of December 31, 2025 of $1.55 per share.

(11)
Represents time-based RSUs. Each RSU represents a contingent right to receive one share of our common stock. Twenty-five percent (25%) will vest on March 14, 2026 and the remainder shall vest in three (3) equal annual installments thereafter, subject to the applicable holder’s continued service to our company through the applicable vesting date. The market value for these awards is based on the closing stock price as of December 31, 2025 of $1.55 per share.

Potential Payments Upon Termination or Change in Control
Our practice is to enter into a severance agreement with each of the NEOs in connection with their employment with us, which sets forth the terms and conditions of his specified payments and benefits in connection with a termination of employment in certain circumstances. In each case, the officer must sign and not revoke a release of claims in our favor in order to receive these payments and benefits. Our goal in providing these severance and change in control payments and benefits is to offer sufficient cash continuity protection such that the NEOs will focus their full time and attention on the requirements of the business rather than the potential implications of a qualifying employment termination or change in control for their respective positions. We prefer to have certainty regarding the potential severance amounts payable to the NEOs, rather than negotiating severance at the time that an NEO’s employment terminates. We have also determined that accelerated vesting provisions with respect to outstanding equity awards in connection with a qualifying termination of employment in certain circumstances are appropriate because they encourage our NEOs to stay focused on the business in those circumstances, rather than focusing on the potential implications of the termination of employment for them personally.
Maher Masoud
We and Mr. Masoud entered into a severance agreement dated January 11, 2021, setting forth the terms of his severance eligibility. In connection with Mr. Masoud’s appointment as our President and Chief Executive Officer effective as of January 1, 2024, the Board approved, at the recommendation of the Compensation Committee, and on December 11, 2023, we and Mr. Masoud entered into, a letter agreement that amended the terms of Mr. Masoud’s severance agreement.
Under the terms of the amended severance agreement, if Mr. Masoud is terminated by us other than for “cause” or if he resigns for “good reason” (each such termination, a “Triggering Event”), and if such Triggering Event occurs on or within three months prior to, or 24 months following, a “change of control,” then Mr. Masoud will be eligible to receive a severance amount equal to (a) 18 months of his then current base salary plus (b) 1.5 times his then current “target bonus,” which is defined as greater of (i) the actual bonus amount earned under our annual bonus plan with respect to the calendar year prior to the calendar year in which the termination occurs, (ii) the actual bonus amount earned under our bonus plan for the calendar year in which the termination occurs, or (iii) the target bonus amount under the Company’s bonus plan for the calendar year in which the termination occurs. The foregoing target bonus amount will not be subject to proration, and the severance amount described in the preceding sentence will be paid in equal monthly installments over an 18-month period (the “CIC Severance Period”), subject to standard payroll deductions and withholdings. In the event of a Triggering Event that occurs more than three months prior to or more than 24 months following a change of control, then Mr. Masoud will be eligible to receive a severance amount equal to 12 months of his then current base salary, payable in equal monthly installments over a 12-month period (the “Non-CIC Severance Period”), subject to standard payroll deductions and withholdings. In addition, upon a Triggering Event that occurs on or within 180 days prior to, or 24 months following, a change of control, all of the unvested shares subject to any stock options granted to Mr. Masoud that remain outstanding and would otherwise not be vested and exercisable as of the date of termination will be treated as vested and exercisable as of the date of termination.
Upon the occurrence of a Triggering Event, if Mr. Masoud timely elects continued coverage under COBRA for himself and his covered dependents under our group health plans following the date of termination, then we will also pay the federal COBRA (or, if applicable, state continuation coverage) premiums to continue healthcare coverage for Mr. Masoud and his covered dependents for the CIC Severance Period or Non-CIC Severance Period, as applicable, or, if earlier, until the date when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment or the date on which he ceases to be eligible for COBRA or state continuation coverage for any reason.
Douglas Swirsky
We and Mr. Swirsky entered into a severance agreement dated March 27, 2023, setting forth the terms of Mr. Swirsky’s severance eligibility.
On November 12, 2025, the Company entered into an amendment to Mr. Swirsky’s severance agreement pursuant to which Mr. Swirsky will transition from his position as Chief Financial Officer of the Company, effective as of the earlier of May 31, 2026 and the appointment of a new Chief Financial Officer (the “Retention Date”). Mr. Swirsky will continue to be eligible for bonus payments for fiscal year 2025 and the applicable portion of 2026 in which he was employed by the Company. In addition, to support the retention of Mr. Swirsky through the Retention Date and in exchange for executing a separation and release agreement, he will be entitled to a one-time payment of $150,000, payable following the Retention Date. Following the Retention Date, Mr. Swirsky will provide the Company with consulting services for a period of eighteen consecutive months during which his equity awards will continue to vest in accordance with their terms based on his continued service and the Company will reimburse Mr. Swirsky for the cost of his COBRA benefits. Mr. Swirsky will be eligible to receive a monthly fee of $10,000 per month, payable in arrears, for services to the Company.
Ali Soleymannezhad
On August 11, 2025, Mr. Soleymannezhad’s employment with the Company was terminated without cause and, in accordance with his severance agreement entered into in July 2024 and subject to his execution and non-revocation of a release of claims, Mr. Soleymannezhad became entitled to (i) his base salary for a period of nine months following the date of his termination (the “Severance Period”), and (ii) COBRA premium coverage.
Policies and Practices Related to the Timing of Grants of Certain Equity Awards
The Compensation Committee and senior management monitor the Company’s equity grant practices to evaluate whether such policies comply with governing regulations and are consistent with good corporate practices. When making regular annual equity grants to the Company’s executive officers, the Compensation Committee’s practice is to approve them at its meeting in March of each year as part of the annual compensation review. In addition, the Compensation Committee may make grants at any time during the year it deems appropriate, including with respect to new hires, transitions or for retentive purposes. The Company does not schedule its equity grants in anticipation of the release of material non-public information (“MNPI”) nor does the Company time the release of MNPI based on equity grant dates. During the year ended December 31, 2025, we did not grant stock options to any of our NEOs during any period beginning four business days before the filing or furnishing of a periodic report or current report disclosing MNPI and ending one business day after the filing or furnishing of such report with the SEC.

Director Compensation
We have historically provided our non-employee directors with an annual cash retainer as well as additional annual retainers for service as chair of the Board and service as chair or member of the Board’s committees. The fees for committee service are in addition to the annual cash retainer for Board service. Members of committees can receive either a chair or a member retainer for service on the committee, but not both.

Position		Annual Cash Retainer ($)
Board of Directors	Chair	80,000
	Member	40,000
Audit Committee	Chair	20,000
	Member	10,000
Compensation Committee	Chair	15,000
	Member	7,500
Nominating & Corporate Governance Committee	Chair	10,000
	Member	5,000

In addition to annual cash retainers, in accordance with our equity grant policy, our non-employee directors are granted options to purchase shares of our common stock under our 2022 Plan in an amount determined by our Board annually. In June 2025, at the time of our 2025 Annual Meeting, each of our non-employee directors was granted an option to purchase 50,790 shares of our common stock and 29,210 RSUs. Our non-employee directors are also reimbursed upon request for out-of-pocket expenses incurred in connection with their attendance at Board meetings.
2025 Director Compensation Table
The following table sets forth information regarding the compensation earned for service on our Board in 2025 by our non-employee directors. Maher Masoud, our President and Chief Executive Officer, was also a member of our Board in 2025 but did not receive any additional compensation for service as a director. Information about compensation for Mr. Masoud with respect to 2025 is set forth above under “2025 Summary Compensation Table.”

Name	Fees Earned in Cash ($)	Option Awards(1)(2) ($)	Stock Awards(1)(2) ($)	Total ($)
Yasir Al-Wakeel	50,000	57,691	61,633	169,324
Patrick J. Balthrop	50,000	57,691	61,633	169,324
Will Brooke	67,500	57,691	61,633	186,824
Cynthia Collins	47,500	57,691	61,633	166,824
Richard Douglas, PhD	85,000	57,691	61,633	204,324
Stanley Erck	57,500	57,691	61,633	176,824
Rekha Hemrajani	60,000	57,691	61,633	179,324
John Johnston	50,000	57,691	61,633	169,324

(1)
This column reflects the full grant date fair value of RSUs and options, as applicable, granted during the year measured pursuant to ASC 718, the basis for computing stock-based compensation in our financial statements. The fair value of each stock option grant is estimated on the date of grant using the Black- Scholes option pricing model and the fair value of RSUs is based on the closing stock price on the date of grant. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Notes 2 and 4 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025. This amount does not reflect the actual economic value that may be realized by the director upon the exercise of the options or the sale of the underlying shares.

(2)	The following table provides information regarding the aggregate number of option awards and RSUs granted to our non-employee directors that were outstanding as of December 31, 2025:

Name	Stock Options	Restricted Stock Units
Yasir Al-Wakeel	299,091	29,210
Patrick J. Balthrop	241,491	29,210
Will Brooke	306,891	29,210
Cynthia Collins	148,488	63,835
Richard Douglas, PhD	299,991	29,210
Stanley Erck	327,291	29,210
Rekha Hemrajani	299,091	29,210
John Johnston	222,708	29,210

TRANSACTIONS WITH RELATED PERSONS
Related-Person Transactions Policy and Procedures
We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our Board or Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to our Board or Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Board or Audit Committee, as applicable, is to consider the material facts of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.
Certain Related-Person Transactions
There have been no transactions since January 1, 2025 to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements that are described under “Executive Compensation” and “Director Compensation.” For a description of severance and change in control arrangements that we have entered into with some of our executive officers, see “Executive Compensation — Potential Payments upon Termination or Change in Control.”
Indemnification Agreements
We provide indemnification for our directors and executive officers so that they will be free from undue concern about personal liability in connection with their service to the Company. Under our Bylaws, we are required to indemnify our directors and executive officers to the extent not prohibited under Delaware law. We have also entered into indemnity agreements with certain officers and directors. These agreements provide, among other things, that we will indemnify the officer or director, under the circumstances and to the extent provided for in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Company’s proxy materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single copy of the Company’s proxy materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are MaxCyte stockholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or MaxCyte. Direct your written request to MaxCyte, Inc., Attn: Corporate Secretary; 9713 Key West Avenue, Suite 400, Rockville, Maryland 20850, Attention: Investor Relations. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Maher Masoud
President, Chief Executive Officer and Director

April 29, 2026
A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2025 is available without charge upon written request to: Corporate Secretary, MaxCyte, Inc., 9713 Key West Avenue, Suite 400, Rockville, Maryland 20850.

SCAN TO
VIEW MATERIALS & VOTE

MAXCYTE, INC.
9713 KEY WEST AVENUE, SUITE 400
ROCKVILLE, MD 20850

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/16/2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/16/2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Patrick J. Balthrop 02) Cynthia Collins 03) Stanley C. Erck

The Board of Directors recommends you vote FOR proposal 2.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000708523_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

MAXCYTE, INC.
Annual Meeting of Stockholders
June 17, 2026 at 11:00 A.M. ET
This proxy is solicited by the Board of Directors

The stockholder hereby appoints Maher Masoud and Parmeet Ahuja, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, and in their discretion upon such other matters as may be properly brought before the meeting, all of the shares of common stock of MAXCYTE, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM Eastern Time on June 17, 2026, at 9713 Key West Avenue, Suite 400, Rockville, MD 20850, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000708523_2 R2.09.05.010

Continued and to be signed on reverse side